EXHIBIT 21

SUBSIDIARIES OF CASH SYSTEMS, INC.

Cash Systems of Canada, Inc.

Cash Systems Mexico I, LLC

Cash Systems Mexico II, LLC

Cash Access México, S. de R.L. de C.V.